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Exhibit 99.2

Photon Dynamics Completes Acquisition of Infrared
Screening and Inspection Solutions

SAN JOSE, Calif.—(BUSINESS WIRE)—July 15, 2002—Photon Dynamics, Inc. (NasdaqNM:PHTN), a leading supplier of integrated yield management solutions for the display, electronics, and glass markets, announced it has completed its acquisition of the Infrared Screening and Inspection Solutions (ISIS) Division of ART Advanced Research Technologies Inc. (ART) (Toronto Stock Exchange: ARA-News) on Friday, July 12, 2002 after market-close. Based in Montreal, Quebec, Canada, ART is a leading developer of optical and infrared imaging technologies for the detection of anomalies in the medical sector and the electronics industry. Photon Dynamics believes the acquisition will extend its product portfolio and intellectual property with the additional product offerings for broad fault coverage of printed wiring assemblies (PWAs), thereby expanding its yield management capabilities for original equipment manufacturers (OEMs) and electronic manufacturing services (EMS) companies in the electronic industry.

The patented ISIS® infrared (IR) verification system developed by ART provides an innovative, fast, cost effective end-of-line screening, off-line inspection, and failure analysis tool to help manufacturers in the electronics-PWA industry achieve a higher level of process improvement. ISIS does this by utilizing infrared imaging technology to find problems with powered PWAs. Use of IR technology provides broad fault coverage capability so that quality problems can be more quickly identified and resolved.

"Combined with our current automated optical inspection (AOI), X-ray, and combined AOI and X-ray solutions, the addition of this IR technology will enable Photon Dynamics to provide customers with a broader suite of integrated yield management solutions," stated Bruce P. Delmore, president of Photon Dynamics' Electronics Division."

William Winther, Vice President of Operations, Viasystems in Portland, OR, commented, "As a provider of electronics manufacturing services, the ISIS technology solutions have aided our success in building highly complex, electronic circuit assemblies. The ISIS technology has provided us with a valuable diagnostic capability, resulting in a fast return on investment, and a better utilization of our test engineering resources."

Terms of the Agreement

Photon Dynamics acquired certain assets and assumed certain liabilities related to ART's ISIS Division in exchange for $5.5 million in cash. For accounting purposes, the acquisition will be treated as a purchase transaction. All fourteen ISIS Division personnel will become employees of Photon Dynamics.

About Photon Dynamics, Inc.

Photon Dynamics, Inc. is a leading global supplier of integrated yield management solutions for the display, electronics and glass markets. Photon Dynamics' patented image acquisition and image processing technology, electro-optical design, and systems engineering expertise are currently used for test, repair and inspection of flat panel displays; inspection of cathode ray tube displays and automotive glass; and inspection of printed wiring assemblies and advanced semiconductor packaging. Photon Dynamics develops systems that enable manufacturers to collect and analyze data from the production line, and quickly diagnose and repair process-related defects, thereby allowing manufacturers to decrease material costs and improve throughput to gain an incremental yield edge critical to success. Founded in 1986, Photon Dynamics has approximately 330 employees with sales offices and/or customer support services in San Jose and Aliso Viejo, California; Austin, Texas; Beijing, China; Eindhoven, The Netherlands; Hsinchu and Taipei, Taiwan; Kumi City and Seoul, Republic of Korea; Markham, Ontario, Canada; Montreal, Quebec, Canada; Redhill, Surrey, U.K.; and Tokyo, Japan. For more information about Photon Dynamics, visit its Web site: www.photondynamics.com.

About ART

ART Advanced Research Technologies Inc. is a North-American company that is involved in research, design, development, and marketing of optical and infrared technologies used in the detection of anomalies in the medical and electronics industries. ART is in the process of bringing to market an optical imaging device to detect and diagnose breast cancer. The device, known as SoftScan®, represents an innovative imaging solution for the detection of breast cancer without the adverse consequences associated with traditional technology. SoftScan uses the time domain technique in optical imaging, which generates the most information possible about tissue. ART is also working on the development of a novel and proprietary molecular imaging technology, designed to characterize and measure cellular and molecular processes and pathways. ART has been listed on the Toronto Stock Exchange since June 29, 2000 (Toronto Stock Exchange: ARA-News).

Safe Harbor Statement

The statements in this press release regarding the benefits Photon Dynamics expects to obtain from the acquisition are forward-looking statements that involve a number of uncertainties and risks. The success of the acquisition and benefits Photon Dynamics ultimately obtains may differ substantially from Photon Dynamics' expectations. Such uncertainties and risks include, without limitation: the potential difficulties in the assimilation of operations, strategies, technologies, methodologies and products of ISIS; the risk of loss of key personnel of ISIS; diversion of management attention from other business concerns; the risk that the market will not accept the new Photon Dynamics products resulting from the acquisition of ISIS; and the risk that Photon Dynamics will not be able to develop new products using the acquired technology for technological or other reasons. For further information on risks affecting Photon Dynamics, refer to the section entitled "Risk Factors" in Photon Dynamics' Registration Statement on Form S-1 filed on May 24, 2002 and other filings with the Securities and Exchange Commission. Photon Dynamics undertakes no obligation to update or revise any forward-looking statements whether as a result of new developments or otherwise other filings with the Securities and Exchange Commission.

Contact:

  Photon Dynamics
  Beth Popham, 408/360-3550
  beth.popham@photondynamics.com
      or
  ART Advanced Research Technologies Inc.
  Sebastien Gignac, 514/832-0777
  sgignac@art.ca

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  Exhibit 99.2